Exhibit 23.6
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated November 14, 2005 relating to the financial statements of Master Replicas Inc. as of December 31, 2004 and 2003 and for each of the two years in the period ended December 31, 2004 which appears in Corgi International Limited’s Form 6-K filed April 19, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Burr, Pilger & Mayer LLP
Burr, Pilger & Mayer LLP
San Francisco, California
April 19, 2007